Exhibit 2.r
AMERICAN CAPITAL SENIOR FLOATING, LTD. CODE OF ETHICS AND CONDUCT
Adopted: ______________, 2014

A.	INTRODUCTION
American Capital Senior Floating, Ltd. (“ACSF”) has adopted this Code of Ethics and Conduct (“Code”) to communicate to all ACSF persons the ethical and legal standards that we expect you to observe when dealing with ACSF, your ACSF colleagues, our managed funds (if any) and portfolio companies and others with whom we do business.
Throughout this Code, we use the terms "ACSF persons," "you" and "your" to refer to all ACSF directors, executive officers, employees (if any) and independent contractors, American Capital ACSF Management, LLC (the “Manager”), the Manager’s officers, the Manager’s employees (if any) and the employees of American Capital, Ltd. (“ACAS”) and American Capital Leveraged Finance Management, LLC and/or their affiliates who provide services to the Manager or ACSF, and the terms "ACSF," the "company," "we" and "our" to refer to ACSF and its subsidiaries and, as applicable, to funds and other companies that we directly or indirectly manage. We use the term "Code" to refer to this document, as it may be amended from time to time. We use the term "Chief Compliance Officer" to mean the person designated as such by our Board of Directors. If no such person is designated, it shall mean the Corporate Secretary and if there is no Corporate Secretary, it shall mean the Chief Financial Officer.
We expect all ACSF persons to act ethically and obey the law. When you encounter ethical or legal issues where you are not certain about the correct course of action, you should use principles described in this Code as guideposts in deciding how to proceed. We have adopted this Code to give you guidance for resolving these ethical and legal issues. In particular, this Code addresses the following general topics:
◦Observing all laws and regulations
◦Avoiding conflicts of interest

◦	Maintaining accurate and complete company records
◦Protecting confidential information
Because rapid changes in our industry and the industries of our managed funds and portfolio companies and in the law constantly present new issues, we cannot create guidelines that address all circumstances or constitute the definitive answer on any question. When you are in doubt about the correct or best course of action, you should always consider consulting your supervisor or the Chief Compliance Officer for guidance.
We firmly believe that a strong commitment to ethical and legal conduct is essential for us to successfully achieve our purpose and vision. We therefore require all ACSF persons to comply with this Code. To help ensure this compliance, we have established a procedure for reporting suspected violations of this Code. Any violations of this Code may result in disciplinary action, including termination of employment. These matters are described in more detail at the end of this Code.
Considering our particular role as an asset manager and legal requirements applicable to us, we have also adopted the ACSF Personal Investments Code, which regulates personal investing activities of ACSF persons. The ACSF Personal Investments Code is incorporated fully into this Code and full compliance with it by ACSF persons is required by the terms of this Code.

B.	OBSERVING ALL LAWS AND REGULATIONS

1.	GENERALLY
We expect you to comply with all applicable local, state and federal laws and regulations, both domestic and international, and refrain from illegal, dishonest or unethical conduct. Although laws and regulations may sometimes be ambiguous and difficult to interpret, we expect you to make a good-faith effort to follow both the letter and the spirit of the law. Because of our involvement in various capacities with our managed funds and portfolio companies, ACSF persons should, in the same manner, comply with all laws and regulations applicable to our managed funds and portfolio companies.
In addition, we expect you to comply with all ACSF policies and procedures that apply to you. These include, but are not limited to, our policies on securities trading, equal opportunity, harassment, drug-free workplace, computer usage and information technology, data protection and expense reimbursement and travel, as well as our internal financial controls and procedures. We may modify or update these policies and procedures in the future, and adopt new company policies and procedures from time to time. You are also expected to observe the terms of any confidentiality agreement, employment agreement or other similar agreement that applies to you. If you previously signed one of these agreements with ACSF, it remains in full force and effect.

2.	BRIBES AND KICKBACKS
Bribery is illegal and subject to criminal penalties in the United States and many other countries. Bribery is forbidden under the U.S. Foreign Corrupt Practices Act, which is described in more detail in Section B.3 of this Code, and other laws and regulations. You may not give any bribes, kickbacks or other similar considerations to any person or organization to attract business. All decisions regarding the investing of our assets or the purchasing of goods and services must be made on the basis of applicable investment or acquisition criteria, and in a way that preserves ACSF's integrity.
Fees, commissions or other amounts paid to outside consultants, agents or other third parties must be fully disclosed in our investment process or otherwise to our Chief Compliance Officer and must be legal, proper and reasonable in relation to customary commercial practice. Payments to these persons should never be used to accomplish indirectly what ACSF could not properly or legally do directly.

You should also be familiar with, and observe, the provisions of Section C.3 of this Code relating to Gifts, Gratuities and Entertainment, because the giving or receiving of such items could constitute an illegal bribe or kickback under certain circumstances.

3.	INTERNATIONAL ISSUES
You are expected to comply with the legal requirements and ethical standards of each country in which you conduct ACSF business or that of our managed funds or portfolio companies, as well as with all U.S. laws applicable in other countries.
The U.S. Foreign Corrupt Practices Act (“FCPA”) applies to business transactions both inside the United States and in other countries. Its requirements relate to accurate and complete financial books and records, transactions with foreign government officials and restrictions on the use of funds for unlawful or improper purposes. Because violation of the FCPA can bring severe penalties, including criminal fines for the company and individuals and jail terms, it is essential that you become familiar with the FCPA's requirements if you are involved in investment transactions or other business in a foreign country. Other statutes that may affect our international investments or those international activities of our managed funds or portfolio companies include, but are not limited to, the Anti-Bribery and Fair Competition Act and the Export Administration Act. If you have any questions regarding these legal requirements, please contact a member of our Legal team.

4.	POLITICAL ACTIVITY
We do not make contributions or payments that could be considered a contribution to political parties or candidates or to intermediary organizations such as political action committees. However, you are free to exercise your right to make personal political contributions within legal limits, unless these contributions are otherwise prohibited by other ACSF policies. You should not make these contributions in a way that might appear to be an endorsement or contribution by ACSF. You should be certain that you understand, and are complying with, all such laws and regulations before making any political contributions. We will not reimburse you for political contributions in any way.

5.	ANTITRUST
Antitrust laws generally prohibit agreements or actions that restrain trade or reduce competition. The free enterprise system rests on the notion that free and open competition is the best way to ensure an adequate supply of products and services at reasonable prices. We expect you to adhere to both the spirit and the letter of the antitrust laws of the United States and with all applicable antitrust laws governing competition in any country in which ACSF or any of its managed funds or portfolio companies does business. Violation of antitrust laws can result in severe civil and criminal penalties, including imprisonment for individuals, and ACSF can be subjected to substantial fines and damage awards.

a.	Agreements with Competitors
The following agreements, arrangements or understandings between ACSF and its competitors or between ACSF managed funds or portfolio companies and their respective competitors (whether oral or in writing) should be avoided:

▪Agreements that affect the price or other terms or conditions of sale of products or the terms on which we invest;
▪Agreements regarding the companies in which ACSF will, or will not, invest or sell or provide services or to which portfolio companies will or will not sell their products or services;
▪Agreements to refuse to invest in or sell to particular businesses or to refuse to buy from particular businesses; and
▪Agreements that limit the types of investments that ACSF will make or the types of goods and services that portfolio companies will provide.
Contacts with our competitors or those of our managed funds or portfolio companies are sensitive and risky, because courts can infer an agreement or collusion from these contacts when they are followed by common action or behavior. We recognize that we may need to work with our competitors or those of our managed funds or portfolio companies in the regular course of our business. In all contacts with our competitors, you are expected to avoid discussing prices, costs, competition, division of markets, marketing plans or studies, or any other proprietary or confidential information.
If any competitor initiates a discussion with you involving the subjects above, you should immediately excuse yourself from the conversation and report the matter to the Chief Compliance Officer or a member of the Legal team.

b.	Agreements with Customers
Our managed funds and portfolio companies must be free to decide when, and under what conditions, they will obtain financing from us or otherwise purchase services from us. Similarly, customers of portfolio companies must be free to decide whether and under what conditions they will purchase goods and services from portfolio companies. While we, our managed funds or our portfolio companies may request or recommend certain terms and conditions for doing business, we or they cannot take coercive action to require others to comply with these requests or recommendations.

6.	SECURITIES LAWS AND INSIDER TRADING
The U.S. federal securities laws are built on the premise that a purchaser and a seller of securities should have equal access to important information regarding the company whose securities they are trading. Consequently, federal securities laws forbid an investor from purchasing or selling securities based upon inside information not available to the other party.
The consequences of insider trading violations can be severe. ACSF persons who trade on inside information, or who communicate (or tip) this information to others so that they may trade, may face a civil penalty of up to three times the profit gained (or loss avoided), a substantial criminal fine and a jail term of up to ten years. Additionally, if we or our senior officers do not take appropriate steps to prevent ACSF persons from insider trading, we may also face severe legal consequences, including, among other things, substantial criminal penalties.

a.	Policy Statement
ACSF persons who have material, nonpublic (i.e., inside) information about the company should not buy or sell ACSF securities (including derivative securities such as put and call options) until a reasonable time after the inside information has been publicly disclosed. You also should not disclose inside information to others outside ACSF until a reasonable time after the information has been publicly disclosed. In addition, it is never appropriate for you to advise others to buy or sell ACSF securities.
We further believe that it is highly inappropriate for any ACSF person to sell short ACSF stock or engage in other transactions where the person will earn a profit based on a decline in ACSF's stock price.
These rules also apply to the use of material, nonpublic information about other companies (including, for example, our clients, managed funds, portfolio companies, competitors and potential business partners).
In addition to you, these rules apply to your spouse, children and any other family members living with you in your household.

b.	Further Explanation

1.
What is inside information? Inside information is material information about a company, including ACSF, that has not been publicly disclosed. For instance, this information could relate to ACSF's investments, financial condition, earnings or business, or to any important development in which we may be involved and could include information with regard to our portfolio companies that is material to ACSF.

2.
What information is material? Information is material if it is information that a reasonable investor might consider important in deciding whether to buy, sell or hold securities. Examples of information that may be material include: financial results or forecasts; a significant proposed acquisition or sale of a business; a stock split; significant litigation; and changes in customary earnings trends.

3.
What information is nonpublic? Information is nonpublic until the time it has been effectively disclosed to the public. Effective disclosure generally occurs when information is included in a press release, is revealed during a conference call to which the general public has been invited to participate or is included in our public filings with the U.S. Securities and Exchange Commission. Under certain circumstances, effective disclosure may occur by other means.

4.
What is a reasonable waiting period before purchases and sales can be made? The investing public must have sufficient time to analyze the information that has been disclosed before those possessing previously nonpublic information can trade. For matters disclosed in an ACSF press release or conference call, a good rule of thumb is that purchases and sales can be made beginning 24 hours after the disclosure.

5.
What transactions are prohibited? An ACSF person who has inside information about ACSF or another company is prohibited from: (a) trading in ACSF’s or the other company’s securities (including derivative securities such as put and call options); (b) having others trade in ACSF’s or the other company’s securities for your benefit; and (c) disclosing the inside information to (or tipping) anyone else who might then trade. These prohibitions continue for as long as the information remains material and nonpublic.

6.
What transactions are allowed? An ACSF person who has inside information about ACSF may, nonetheless, usually exercise ACSF stock options for cash (but may not sell the option shares he or she receives upon the exercise). These cash option exercises purchases are allowed because the other party to the transactions is ACSF itself, and because the option exercise purchase price does not vary with the market, but, rather, is fixed in advance under the terms of the option plan. Additionally, certain transactions that come within the definition of “Automatic Investment Plan” in the ACSF Personal Investments Code, such as the ACSF dividend reinvestment plan and ACSF approved Rule 10b5-1 plans, are permitted in such circumstances. You should contact the Chief Compliance Officer or a member of our Legal team with any questions.

c.	Blackout Period for Trading in ACSF Securities
In addition to our general Insider Trading Policy, which is summarized above, we may institute from time to time blackout periods during which ACSF persons will be precluded from trading in ACSF securities (including derivative securities such as put and call options). The Chief Compliance Officer will typically be responsible for implementing such practices.

d.	Trading and Investing in the Securities of Other Companies
By working for an asset management and investment company, ACSF persons will inevitably come into possession of material nonpublic information concerning existing and prospective ACSF managed funds or portfolio companies and may be presented with the opportunity to invest in such funds or companies. Using such information or opportunities for personal investments could be to the disadvantage of ACSF stockholders and otherwise violate applicable laws. Consequently, ACSF has adopted the ACSF Personal Investments Code. The ACSF Personal Investments Code is to be considered a part of this Code and is incorporated herein by reference.

C.	AVOIDING CONFLICTS OF INTEREST
1.GENERALLY
All ACSF persons have a duty of loyalty to act in the best interests of the company. In many cases, a similar duty of loyalty can apply with regard to our managed funds or portfolio companies. We expect you to avoid situations and relationships that involve actual or potential conflicts of interest. Generally, a conflict of interest arises whenever your personal interests diverge from your responsibilities to ACSF and its managed funds or portfolio companies or from ACSF's best interests or those of our managed funds or portfolio companies. Put another way, a conflict of interest is created whenever an activity, association or relationship of yours might impair your independent exercise of judgment in ACSF's best interest or that of our managed funds or portfolio companies.
Examples of situations that could be perceived as conflicts of interest and should be avoided include:
•Conducting ACSF’s, a managed fund’s or a portfolio company’s business with a company owned, partially owned or controlled by you or a member of your family;
•Ownership of more than one percent of the stock of a company that competes or does business with ACSF, a managed fund or a portfolio company (other than indirect ownership as a result of owning a widely-held mutual fund);
•Working as an employee or a consultant for a competitor, regulatory government entity, managed fund, portfolio company, client or supplier of ACSF (other than as part of your ACSF employment);
•Doing any work for a third party that may adversely affect your performance or judgment on the job or diminish your ability to devote the necessary time and attention to your duties; and
•Appropriating or diverting to yourself or others any business opportunity or idea in which ACSF, a managed fund or a portfolio company might have an interest.
These situations (and others like them), where your loyalties to ACSF could be compromised, must be avoided. If you believe that you are involved in a potential conflict of interest, we expect you to discuss it with your supervisor or the Chief Compliance Officer. If a conflict is determined to exist, you must disengage from the conflict situation or terminate your employment.
2.USE OF OUR ASSETS
You are responsible for the proper use of ACSF's physical resources and property, as well as its proprietary information.

Our offices, equipment, supplies and other resources may not be used for activities that are not related to your employment with ACSF, except for any activities that have been approved in writing in advance by us, or for personal usage that is minor in amount and reasonable. If you are found to be engaging in, or attempting, theft of any ACSF property, including documents, equipment, intellectual property, personal property of other employees, cash or any other items of value, you may be subject to immediate termination of your employment and possible criminal proceedings. We expect you to report any theft or attempted theft to your supervisor or the Chief Compliance Officer.
Proprietary words, slogans, symbols, logos or other devices used to identify ACSF and its proprietary methods and services are important business tools and valuable assets, which require care in their use and treatment. You may not negotiate or enter into any agreement respecting ACSF's trademarks, service marks or logos without first consulting a member of our Legal team. We also respect the intellectual property rights of others. Thus, using the trademark or service mark of, or referencing for marketing purposes, another company (even one with whom ACSF has a business relationship), requires clearance or approval by our Legal team, to determine whether the use of that other company's mark is proper. You should avoid the unauthorized use of copyrighted or patented materials of others and should ask a member of the Legal team if you have any questions regarding the permissibility of photocopying, excerpting, electronically copying or otherwise using copyrighted or patented materials. In addition, simply because material is available for copying (such as content or images downloaded from the internet) does not mean that it is automatically legal or permissible to copy or distribute.

3.	GIFTS, GRATUITIES AND ENTERTAINMENT

a.	Giving
You may not offer money, gifts or other items or services of value to managed funds, portfolio companies, intermediaries, clients or others with whom we do business or potentially would do business for the purpose of securing an investment opportunity or contract or obtaining favorable treatment. Business-connected favors or gifts may not be extended to managed funds, portfolio companies, intermediaries, clients or suppliers (current or prospective), unless they:
▪    Are consistent with customary business practices;
▪    Do not have substantial monetary value and would not be viewed as improper by others; and
▪    Do not violate applicable laws or regulations.
Business entertainment in the form of meals and beverages may be offered only if these activities and related expenses are modest and infrequent. Other forms of entertainment (such as tickets to sporting, civic or cultural events) are allowed only if reasonable, customary and not excessive.

b.	Receiving

To avoid even the implication of impropriety, you should decline any gift, favor, entertainment or anything else of value from current or prospective portfolio companies, intermediaries, clients, suppliers or contractors or their representatives except for:
▪Gifts that do not have substantial monetary value given at holidays or other special occasions;
▪Reasonable entertainment at lunch, dinner or business meetings where the return of the expenditure on a reciprocal basis is likely to occur and would be properly chargeable as a business expense; or
▪Other routine entertainment that is business-related such as sports outings or cultural events, but only if such is otherwise acceptable under this Code and is reasonable, customary and not excessive.
In the event that you receive any gift or entertainment with a fair market value in excess of $200, you must promptly report it to your Supervisor and/or such other person as may be designated by the Chief Compliance Officer. Executive Officers must report such gifts or entertainment in writing, on a periodic basis, to the Audit and Compliance Committee of the Board of Directors.
Ultimately, you must exercise good business judgment in deciding which situations are unacceptable. If there is ever any doubt as to the acceptability of any entertainment activity, consult with your supervisor or our Chief Compliance Officer.

D.	MAINTAINING ACCURATE AND COMPLETE COMPANY RECORDS
1.ACCOUNTING AND FINANCIAL RECORDS
We are required under U.S. federal securities laws and generally accepted accounting principles to keep books, records and accounts that accurately reflect all transactions and to provide an adequate system of internal accounting and controls. We expect you to ensure that those portions of our books, records and accounts for which you have responsibility are valid, complete, accurate and supported by appropriate documentation in verifiable form.
You should not:
•Improperly accelerate or defer expenses or revenues to achieve financial results or goals;
•Deviate from any accounting standards applicable to ACSF as an investment company or otherwise or to a managed fund or portfolio company;

•Participate in the valuation of any of our assets at a value other than that required by law;
•Maintain any undisclosed or unrecorded funds or off the book assets;
•Establish or maintain improper, misleading, incomplete or fraudulent accounting documentation or financial reporting;
•Make any payment for purposes other than those described in the documents supporting the payment;
•Submit or approve any expense report where you know or suspect that any portion of the underlying expenses were not incurred or are not accurate; or
•Sign any documents believed to be inaccurate or untruthful.
ACSF persons who exercise supervisory duties over our assets or records of those of our managed funds or portfolio companies are expected to establish and implement appropriate internal controls over all areas of their responsibility. This will help ensure the safeguarding of ACSF's assets and the accuracy of our financial records and reports and those of our managed funds and portfolio companies. We have adopted and will continue to adopt various types of internal controls and procedures as required to meet internal needs and applicable laws and regulations. We expect you to follow these controls and procedures to the extent they apply to you, to assure the complete and accurate recording of all transactions.
Any accounting entries or adjustments that materially depart from generally accepted accounting principles must be approved by our Audit and Compliance Committee and reported to our independent auditors. You must not interfere with or seek to influence improperly (directly or indirectly) the review or auditing of our financial records by our Audit and Compliance Committee or independent auditors.
If you become aware of any questionable transaction or accounting practice concerning ACSF, our managed funds or portfolio companies or other investments, or our other assets, we expect you to report the matter immediately to our Chief Compliance Officer or to a member of our Audit and Compliance Committee. In addition, we expect you to report all material off-balance-sheet transactions, arrangements and obligations, contingent or otherwise, and other ACSF relationships outside the ordinary course of business with portfolio companies or other unconsolidated entities or other persons that may have material current or future effects on our financial condition or results of operations to our Chief Compliance Officer or to a member of our Audit and Compliance Committee.
Section F.3 of this Code describes the procedure for making these reports. You may also make an anonymous report under Section F.3 if you are not comfortable revealing your identity when making a report.

2.DISCLOSURES TO INVESTORS
We are required under U.S. federal securities laws to provide the public with periodic disclosure regarding our business and financial condition (such as quarterly and annual reports and materials for our annual stockholders' meeting). We provide additional disclosures to the public through our quarterly earnings calls and press releases and provide disclosures to our lenders and other credit providers through various means. Additionally, certain of the funds and other entities we manage must provide periodic disclosure to their debt and equity investors. All ACSF persons who participate in the preparation or dissemination of these disclosures, or who provide information that they know may be used in the preparation of these disclosures, have a legal and ethical duty to ensure that the content of the disclosures is accurate, complete and timely.
We have created and will continue to create disclosure controls and procedures that are designed to ensure that all such disclosures are accurate, complete and timely. If you become aware that our disclosures are not accurate, complete and timely, or become aware of a transaction or development you believe may require disclosure, you should report the matter immediately to our Chief Compliance Officer or a member of the Audit and Compliance Committee.

3.	RETENTION OF DOCUMENTS
Certain types of documents and records (including, for example, e-mails) must be retained for specific periods of time, because of legal and regulatory requirements, or contractual obligations to our providers of capital, portfolio companies or others. These periods of time, and the types of documents and records covered, may vary from time to time and will be announced as appropriate. We expect you to comply with the document retention requirements that apply to you. If you are working with these types of documents and records, or are uncertain whether the documents or records you are working with are subject to these retention requirements, please consult with your supervisor, a member of our Legal team or our Chief Compliance Officer.
Whenever you become aware that documents or records of any type may be required in connection with a lawsuit or government investigation, you must preserve all possibly relevant documents. This means that you must immediately stop disposing of or altering those documents pertaining to the subjects of the litigation or investigation, even if that activity is ordinary or routine. If you are uncertain whether documents or records under your control should be preserved because they might relate to a lawsuit or investigation, you should contact a member of our Legal team or our Chief Compliance Officer.

E.	PROTECTING CONFIDENTIAL INFORMATION
1.ACSF CONFIDENTIAL INFORMATION
You will often have access to information that is private to ACSF, our managed funds or our portfolio companies, has not been made public and constitutes trade secrets or proprietary information. Protection of this information is critical to our ability and the ability of our managed funds and portfolio companies to grow and compete.

Under the laws of most jurisdictions where we do business, trade secrets are legally protected property as long as they remain secret (meaning not generally or publicly known).
Your obligations with respect to our confidential trade secrets and proprietary information and that of our managed funds and portfolio companies are:
▪Not to disclose the information outside of ACSF;
▪Not to use the information for any purpose except to benefit ACSF's business or, as applicable, to benefit our managed funds and portfolio companies; and
▪Not to disclose the information within ACSF, except to other ACSF persons who need to know, or use, the information and are aware that it constitutes a trade secret or proprietary information.
These obligations continue even after you leave ACSF, until the information becomes publicly available or until we no longer consider it a trade secret or proprietary information. Any documents, papers or records that contain trade secrets or proprietary information are our property or, as applicable of our managed funds or portfolio companies, and must remain at the company. In certain cases, ACSF persons have executed nondisclosure agreements, employment agreements or other similar agreements that govern their obligations with respect to our information.
Our confidential trade secrets and proprietary information may include, among other things, information regarding our operations, business plans, investments, customers, strategies, trade secrets, records, finances, assets, data or other information that reveals the processes, methodologies or know how by which our existing or future investments, services or methods of operation are developed, conducted or operated. Trade secrets and proprietary information of our managed funds and portfolio companies cover similar information.

2.	CONFIDENTIAL INFORMATION OF OTHERS
In the normal course of business, you will acquire information about many other organizations, including managed funds, portfolio companies, clients, suppliers and competitors. This is a normal business activity and is not unethical in itself. We properly gather this kind of information for such purposes as evaluating investments. We also collect information on competitors from a variety of legitimate sources to evaluate the relative merits of our own investments and other business practices.
There are, however, limits to the ways that this information should be acquired and used. You should not use information obtained from our managed funds or portfolio companies in any way that harms them or violates our contractual obligations to them. When working with sensitive information about our managed funds, portfolio companies, customers or suppliers, you should use that information only for the purposes for which it was disclosed to you and make it available only to other ACSF persons with a legitimate need to know.

You should not use illegitimate means to acquire a competitor's trade secrets or other confidential information. Illegal practices such as trespassing, burglary, wiretapping, bribery and stealing are obviously wrong. We will not tolerate any form of questionable intelligence-gathering. In addition, we strive to protect the privacy of personal information of others. We will only collect, use, process, and disclose an individual's personal information in accordance with applicable law, our internal policies and our contractual obligations to our managed funds, portfolio companies and customers.

3.	INADVERTENT DISCLOSURE
You should be careful to avoid the inadvertent disclosure of proprietary information. To avoid inadvertent disclosure, you should never discuss with any unauthorized person proprietary information that ACSF considers confidential or that we or our managed funds or portfolio companies have not made public. You also should not discuss this information even with authorized ACSF persons if you are in locations where unauthorized persons may overhear you, such as airplanes or elevators, or when using non-secure electronic bulletin boards or databases. You should also not discuss this information with family members or with friends, because they may innocently or unintentionally pass the information on to someone else.

4.	CONTACTS WITH REPORTERS, ANALYSTS AND OTHER MEDIA
Because of the importance of the legal requirements regarding disclosure of certain information to our investors, we must make certain that any information regarding our business, financial condition or operating results that is released to the public is accurate and consistent. As a result, you should not discuss internal ACSF matters or those of our managed funds or portfolio companies with anyone outside of ACSF, except as clearly required in the performance of your job duties. This prohibition applies particularly to inquiries about ACSF or our managed funds or portfolio companies made by the news media, securities analysts or investors. All responses to these inquiries must be made only by our Executive Officers (and individuals specifically designated by them, including members of our Investor Relations and Corporate Communications staffs), who are authorized to discuss information about ACSF and its managed funds or portfolio companies with the news media, securities analysts and investors. If you receive inquiries from these sources, you should immediately refer them to one of these authorized spokespersons.
It should also be noted that the foregoing restrictions also apply with regard to the disclosure of information through non-traditional media, such as the internet. For example, ACSF persons should not post information regarding the company or our managed funds or portfolio companies in internet chat rooms or bulletin boards.

F.	ADMINISTRATION OF THIS CODE

1.	ONGOING REVIEW OF COMPLIANCE
We require all ACSF persons to comply with this Code. Upon your receipt of this Code, and also from time to time as we deem to be necessary, we may require you to sign an acknowledgement confirming that you have read and understood this Code and agree to comply with its provisions. We reserve the right to monitor your continuing compliance with the provisions of this Code and to investigate any suspected violations. If substantiated, these violations could result in disciplinary action, as described more fully in the following sections.

2.	THE CHIEF COMPLIANCE OFFICER
In order to oversee the implementation and enforcement of this Code, the Board of Directors of ACSF expects to designate from time to time a Chief Compliance Officer, in accordance with the requirements of Rule 38a-1 under the Investment Company Act of 1940, as amended. The Chief Compliance Officer has overall responsibility for administering this Code and reporting on the administration of and compliance with the Code and related matters to the Board of Directors.

3.	REPORTING OF SUSPECTED VIOLATIONS
We expect you to bring to the attention of our Chief Compliance Officer (or any people that the Chief Compliance Officer designates) information about suspected violations of this Code by any other ACSF person. Additionally, we may designate a third-party hotline provider to which information about suspected violations of the Code may be reported. If you have information about suspected improper accounting or auditing matters, you should bring such information to the attention of our Chief Compliance Officer or a member of our Audit and Compliance Committee directly. To contact our Audit and Compliance Committee or to submit a report to them, please contact them at the contact information that we will distribute periodically.
If you are not comfortable revealing your identity when making a report, you can also make an anonymous report with our Chief Compliance Officer, the hotline or our Audit and Compliance Committee.
You should feel safe in reporting this information, without regard to the identity or position of the suspected offender. We will treat the information in a confidential manner (consistent with appropriate evaluation and investigation) and will not take any acts of retribution or retaliation against you for making a report.
Because failure to report criminal activity can itself be understood to condone the crime, we emphasize the importance of reporting. For both criminal activity and other violations of this Code, failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.

4.	NON-RETALIATION
Retaliation in any form against an ACSF person who reports a violation of this Code (even if the report is mistaken but was submitted in the good faith belief it was correct) or who assists in the investigation of a reported violation is itself a serious violation of this Code. Acts of retaliation should be reported immediately and may result in severe disciplinary action.

5.	INVESTIGATION OF SUSPECTED VIOLATIONS

Suspected violations will be investigated under the supervision of our Chief Compliance Officer or the Audit and Compliance Committee, in such manner as the Chief Compliance Officer or the Audit and Compliance Committee, as applicable, deems appropriate. You are expected to cooperate in the investigation of reported violations. When practical and appropriate under the circumstances, and in order to protect the privacy of the persons involved, those people investigating the suspected violation will attempt to keep confidential the identity of someone who reports a suspected violation or who participates in the investigation. There may be situations, however, when this information must be disclosed as part of our investigation.
The Chief Compliance Officer may call upon members of our Legal team to participate in any investigations. You should be aware that our Chief Compliance Officer and the members of our Legal team are legally obligated to act in the best interests of ACSF as a company. They do not act as lawyers or personal representatives for any individual ACSF person, including our Executive Officers. Our Board of Directors has ultimate responsibility for final interpretation of this Code and for determining whether any violations of this Code have occurred.

6.	DISCIPLINARY ACTION
If our Chief Compliance Officer or our Board of Directors (or those acting under their supervision) determine, in their good faith discretion, that you have violated any provision of this Code, you may be subject to disciplinary action, including termination of your employment, without prior warning.

7.	SPECIAL PROVISIONS APPLICABLE TO CERTAIN FINANCIAL EXECUTIVES
Given the important position of trust and authority that they occupy, our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and certain other persons who may designated by the Board of Directors or the Audit and Compliance Committee (collectively, the “Financial Executives”) should act extremely cautiously in interpreting and applying this Code. Financial Executives should consult with our Chief Compliance Officer with respect to any proposed actions or arrangements that are not clearly consistent with the Code. In the event that a Financial Executive wishes to engage in a proposed action or arrangement that is not consistent with the Code, the Financial Executive must obtain a waiver of the relevant Code provisions in advance from our Audit and Compliance Committee.
The Sarbanes-Oxley Act of 2002 imposes certain reporting requirements on ACSF with respect to our Financial Executives' compliance with the Code. In accordance with these requirements, we will publicly report on a Current Report on Form 8-K any waivers of any provision of the Code granted by our Audit and Compliance Committee to any Financial Executive. Violations of the Code by our Financial Executives may also be immediately reported on Form 8-K.

8.	REVISIONS AND UPDATES TO THIS CODE

This Code may be revised, changed or amended at any time by our Board of Directors. Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supersede the prior version of this Code effective upon distribution. We may ask you to sign an acknowledgement confirming that you have read and understood the revised version of the Code, and that you agree to comply with its provisions.

9.	IMPORTANT DISCLAIMERS
This Code reflects general principles to guide you in making ethical decisions and cannot, and is not intended to, address every specific situation in which we may find it appropriate to take disciplinary action. This Code is not intended to create any contract (express or implied) with you, including without limitation any employment contract, or to constitute any promise with regard to the length and terms of your employment.
AMERICAN CAPITAL SENIOR FLOATING, LTD. PERSONAL INVESTMENT CODE

1.	DEFINITIONS

a.	"Access Person" shall mean any director, officer or Advisory Person of ACSF.

b.
"ACSF" shall mean American Capital Senior Floating, Ltd., and all consolidated subsidiaries of ACSF. The Compliance Officer may designate additional entities affiliated with ACSF as within this definition of ACSF.

c.	"Managed Entity" means any other entity managed by ACSF, ACAS or an affiliate thereof and designated as a Managed Entity by the Compliance Officer.

d.	“ACAS” means American Capital, Ltd.

e.	“ACLFM” means American Capital Leveraged Finance Management, LLC

f.
"Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes (a) a dividend reinvestment plan and (b) a written plan for trading securities as contemplated by Rule 10b5 1(c)(1)(i)(A)(3) promulgated under the Securities Exchange Act of 1934, as amended, and approved by the Compliance Officer.

g.
"Advisory Person" shall mean (i) any employee of ACLFM or ACAS who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security by ACSF, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to ACSF who obtains information concerning recommendations made to ACSF with regard to the purchase or sale of a Covered Security. Absent determination otherwise by the Compliance Officer, all employees of ACLFM shall be deemed to be Advisory Persons.

h.
A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

i.
"Beneficial Ownership" shall have the same meaning as it has under Rule 16a 1(a)(2) under the Securities Exchange Act of 1934, as amended. Without limiting the foregoing, an Access Person shall be deemed to have Beneficial Ownership of all Covered Securities owned by the immediate family sharing the household of such Access Person.

j.	"Board" shall mean the Board of Directors of American Capital Senior Floating, Ltd.

k.	"Compliance Officer" shall mean such person designated as such by the Board or a committee of the Board.

l.	"Code" shall mean this Personal Investments Code, as such may further be amended, from time to time.

m.	"Control" shall have the meaning set forth in Section 2(a)(9) of the 1940 Act.

n.
"Covered Security" shall mean a security as defined in Section 2(a)(36) of the 1940 Act, except that it shall not include (i) shares of registered open-end investment companies, (ii) securities issued by the Government of the United States, short term debt securities that are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, (iii) bankers' acceptances, bank certificates of deposit, commercial paper and (iv) such other money market instruments as may designated by the Compliance Officer of the Board.

o.
"Disinterested Director" shall mean a director of American Capital Senior Floating, Ltd., who is not an "interested person" of American Capital Senior Floating, Ltd., within the meaning of Section 2(a)(19) of the 1940 Act.

p.
"Initial Public Offering" shall mean an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which immediately before the registration was not subject to reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

q.
"Investment Personnel" means (i) any employee of ACLFM or ACAS who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by ACSF and (ii) any natural person in a control relationship to ACSF who obtains information concerning recommendations made to ACSF with regard to the purchase or sale of a security.

r.
"Limited Offering" shall mean an offering of securities that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 promulgated thereunder.

s.	"1940 Act" shall mean the Investment Company Act of 1940, as amended.

t.	"Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

2.	GENERAL PRINCIPLES
The following general fiduciary principles shall govern personal investment activities of Access Persons, and the interpretation and administration of this Code:

a.	The interests of the investors in ACSF and Managed Entities must be placed first at all times.

b.
All personal securities transactions of Access Persons must be conducted in a manner that is consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

c.	Access Persons shall not take inappropriate advantage of their positions.
This Code does not attempt to identify all possible conflicts of interest that can arise in connection with an Access Person's personal investments, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary or other legal duty to investors in ACSF or Managed Entities.

3.	PROHIBITED PURCHASES AND SALES

a.
Certain Transactions in Covered Securities. No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and that he or she knows or should have known at the time of such purchase or sale:

1.	is being considered for purchase or sale by ACSF or a Managed Entity; or

2.	is being purchased or sold by ACSF or a Managed Entity.

b.	Exceptions. The prohibitions set forth in Section 2(a) shall not apply to any of the following:

1.	Purchases or sales of Covered Securities effected in any account over which the Access Person has no direct or indirect influence or control.

2.	Purchases or sales of Covered Securities that are non-volitional on the part of either the Access Person or ACSF or a Managed Entity.

3.	Purchases that are part of an Automatic Investment Plan.

4.
Purchases of Covered Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

5.
Purchases or sales of Covered Securities that receive the prior approval of the Compliance Officer because they are only remotely potentially harmful to ACSF, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by ACSF.

6.
Purchases or sales of Covered Securities of a class registered under the Securities Exchange Act of 1934, as amended, with market capitalization for such class of at least $2 billion; provided that such exception shall not apply if the Access Person has material non-public information regarding such securities or the issuer thereof or is otherwise prohibited from effecting such purchases or sales.

7.	To the extent not otherwise restricted by policies of ACSF or applicable law, securities issued by ACSF.

c.
IPOs and Limited Offerings. No Investment Personnel shall purchase, without obtaining the prior approval of the Compliance Officer, any Covered Security or beneficial interest therein, in an Initial Public Offering or a Limited Offering. Such consent shall not be granted if it would be a conflict of interest for such an investment to be made. There shall be a presumptive conflict of interest if the opportunity to participate in an Initial Public Offering or a Limited Offering was made available to Investment Personnel primarily as a result of or in connection with their employment with ACSF. A written report of such approval shall be prepared and retained in accordance with Section 5(c) herein.

4.	REPORTINGS

a.	Reports Required. Unless excepted by Section 4(b), every Access Person must prepare and deliver to the Compliance Officer:

1.
Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

a.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when he or she became an Access Person; and

b.
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

c.	The date that the report is submitted by the Access Person.

2.	Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter, the following information:

a.
With respect to any transaction (other than transactions under an Automatic Investment Plan) during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

1.	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price of the Covered Security at which the transition was effected;

4.	The name of the broker, dealer or bank with or through which the transaction was effected; and

5.	The date that the report is submitted by the Access Person

b.	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

1.	The name of the broker, dealer or bank with whom the Access Person established the account;

2.	The date the account was established; and

3.	The date that the report is submitted by the Access Person.

c.
If no activity of the type described in parts i. or ii. of this Section 4(a)(2) occurred during the quarter, a statement to such effect, together with the date that the report is submitted by the Access Person.

3.
Annual Holdings Reports. Annually during the month of January of each year, the following information (which information must be current as of a date no more than 30 days before the report is submitted):

a.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct beneficial ownership;

b.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

c.	The date that the report is submitted by the Access Person.

b.	Exceptions to Reporting Requirements.

1.
A person need not make a report under Section 4(a) with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

2.	A Disinterested Director need not make:

a.	An initial holdings report under Section 4(a)(1) or an annual holdings report under Section 4(a)(3); and

b.
A quarterly transaction report under Section 4(a)(2), unless the Disinterested Director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known, that during the 15-day period immediately before or after the director's transaction in a Covered Security, ACSF or a Managed Entity purchased or sold the Covered Security, or ACSF or a Managed Entity considered purchasing or selling the Covered Security.

c.
Electronic Reporting. At the discretion of the Compliance Officer, any and all reports required under Section 4(a) may be or may be required to be filed in an electronic form such as by e mail or through an online compliance and surveillance system.

d.	Review of Reports. The Compliance Officer or his designee will review all reports submitted under Section 4(a) for compliance with this Code and applicable regulatory provisions.

e.	Notification of Reporting Obligation. The Compliance Officer must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

f.
Beneficial Ownership. Any report required by Section 4(a) may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

5.	ADMINISTRATION

a.
Recordkeeping. ACSF, at its principal place of business, will maintain records in the manner and to the extent set out in this Section 5(a), and must make these records available to the Securities and Exchange Commission or any representative of the Securities and Exchange Commission at any time and from time to time for reasonable periodic, special or other examination (such records to be easily accessible except as indicated):

1.	A copy of this Code as then in effect, and every other code of ethics in effect at any time within the past six years;

2.	A record of any violation of this Code, and of any action taken as a result of the violation, that occurred within the past six years;

3.	A copy of each report made by an Access Person as required by this Code during the past six years, the latest two years of such reports in an easily accessible place;

4.	A record of all persons, currently or within the past six years, who are or were required to make reports under Section 4(a), or who are or were responsible for reviewing these reports;

5.	A copy of each report required by Section 5(b) within the past six years, the latest two years of such reports in an easily accessible place; and

6.	record of any decision within the past six years, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of Covered Securities under Section 3(c).

b.	Report. No less frequently than annually, on or before March 1 of each year, the Compliance Officer will furnish to the Board, and the Board will consider, a written report that:

1.
Describes any issues arising under this Code or procedures since the last report to the Board, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations; and

2.	Certifies that ACSF has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

c.
Preclearance of Personal Securities Transactions. In furtherance of the purposes of and in order to prevent violations of this Code, the Compliance Officer may implement procedures for preclearance of all personal transactions in Covered Securities. Such preclearance may be conducted in an online or other electronic manner and may exclude or exempt such transactions as the Compliance Officer deems appropriate. In connection therewith, the Compliance Officer may require that Access Persons supply duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

d.
Personal Certifications. The Compliance Officer may require that Access Persons certify that they have read and understand this Code and to acknowledge that they are subject to this Code upon employment commencement and on a periodic basis thereafter. In connection with such periodic certifications, the Compliance Officer may require that each Access Person certify that they have complied with the requirements of this Code and that he or she has disclosed or reported all personal securities transactions required to be reported or disclosed hereunder.

e.
Certain Disclaimers. This Code reflects general principles to avoid conflicts of interest and other legal liabilities in connection with personal investing activities of Access Persons and does not address every situation in which ACSF may find it appropriate to take disciplinary actions. This Code, including any certifications or report delivered hereunder, does not create any contract (express or implied), including without limitation any employment contract, and does not constitute any promise with regard to the length or terms of an Access Person's employment.

f.	Amendments. This Code may only be amended by approval of the Board.

g.
Sanctions. Upon discovering a violation of this Code, the Board or any committee thereof or the Compliance Officer may impose such sanctions as they may deem appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.